2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES INCREASE IN CAPITAL EXPENDITURES AND PROVIDES OPERATIONAL UPDATE

Houston, Texas - July 26, 2005...Southwestern Energy Company (NYSE: SWN) today announced that it is increasing its 2005 capital budget to $438.8 million, up 24% from the $352.7 million capital program announced in February of this year. The increase includes approximately $52.3 million to fund additional development drilling in the company's Fayetteville Shale play and Ranger Anticline area in Arkansas, the Overton Field in East Texas and in the Permian Basin. Under the new capital plan, Southwestern's total planned expenditures for its exploration and production segment increases from $339.0 million to $425.1 million, including approximately $33.8 million related to the 2005 portion of the company's recently announced commitment to purchase five new land drilling rigs.

"The strong commodity price environment and resulting increase in cash flow has afforded us the opportunity to accelerate our drilling in the Fayetteville Shale and fund additional development drilling in several of our core operating areas," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy.

The $52.3 million increase in capital expenditures allocates approximately $27.0 million to the company's Fayetteville Shale play in Arkansas for development drilling and leasehold acquisition costs. Southwestern currently expects to drill approximately 80 to 90 wells in 2005 in its unconventional Fayetteville Shale play, with approximately 50 being horizontal wells.

Approximately $15.5 million of the $52.3 million increase is being allocated to activities in East Texas, which will include funding the drilling of six additional wells at the Overton Field, additional capital for the company's other East Texas drilling projects and generally higher oil field service costs. Southwestern currently has 5 rigs drilling at Overton and now expects to drill a total of 86 wells in the field in 2005.

Approximately $5.6 million of the increased capital is allocated to additional drilling and an expansion of the gathering system at the company's Ranger Anticline project area in the Arkoma Basin. Southwestern plans to drill seven additional wells at Ranger, bringing the total wells to be drilled in the area to 50 during 2005. The remaining $4.2 million of increase is allocated to the company's shallow oil drilling program in Eddy County, New Mexico.

Southwestern continues to hold its full-year 2005 production guidance at 61.0 to 63.0 Bcfe, due to the production curtailment during the first six months of 2005 at the Overton Field. The company expects its production for the third quarter of 2005 to range from 15.8 Bcfe to 16.5 Bcfe.

The foregoing estimates are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, actual results and the amounts of proved reserves that ultimately are recorded may be materially different. Actual results will be affected by commodity prices, operating costs, future well performance and variability within the play area, as well as other factors and risks that are more fully described in the company's Annual Report on Form 10-K for the year ended December 31, 2004.

The company also filed a shelf registration statement with the Securities and Exchange Commission today. The shelf registration will allow the company to sell, from time to time up to an aggregate $600 million of common stock and debt securities. The registration statement includes approximately $190 million of unsold securities under Southwestern's existing registration statement. Once effective, the registration statement will provide Southwestern with flexibility of raising funds subject to market conditions and its capital needs.

The registration statement has not yet become effective. No securities may be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

E&P Operations Review

Southwestern invested a total of $181.5 million in its E&P program during the first six months of 2005, compared to $123.0 million invested during the first six months of 2004. At June 30, 2005, Southwestern had participated in drilling 119 wells. Of these, 94 were successful, 3 were dry and 22 were still in progress at the end of the second quarter, for an overall success rate of 97%.

Fayetteville Shale Play - In the first half of 2005, Southwestern invested approximately $55.3 million in its Fayetteville Shale play, including $33.3 million to drill 30 wells and $19.1 million for leasehold acquisitions. To date, Southwestern has drilled a total of 50 wells and participated in one outside-operated well. The wells are located in eight separate pilot areas located in Franklin, Conway, Van Buren, Cleburne and Faulkner counties in Arkansas. Of the 51 wells, 41 are producing, six are in some stage of completion or waiting on pipeline hook-up, and four are shut-in due to marginal performance. The company's current gross production from the Fayetteville Shale play is approximately 10 MMcf per day.

Nine of the 51 wells drilled are horizontal wells located in four separate pilot areas. Of the nine horizontal wells, seven have been completed and tested and two are waiting on completion. Since the company's last update on June 28, 2005, the Koone #2-34-H well located in its Gravel Hill Field was placed on production at approximately 1.7 MMcf per day. In addition, the company's Hall #1-12-H well located in the company's Brookie pilot area was production tested last week at 2.8 MMcf per day, and the Black #2-17-H well in the company's Scotland Field recently tested at 2.9 MMcf per day.

The initial test rates for the completed horizontal wells have ranged from 1.4 to 3.7 MMcf per day, excluding the Vaughan #4-22-H well, which encountered wellbore problems and a limited fracture stimulation treatment. Two of these wells, the Stobaugh #2-1-H and the McNew #3-2-H, which have been on production for more than 30 days, have an average first month production rate of 2.2 MMcf per day. Based on early production histories and modeling, Southwestern believes the average ultimate production from these horizontal wells will be between 1.3 and 1.7 Bcfe per well.

The company's first nine horizontal wells have taken an average 15 days to reach total depth and the most recent completed well costs for the horizontal wells have ranged between $1.4 and $1.8 million per well, excluding non-recurring costs.

As previously announced, Southwestern entered into a sales agreement in early July with a private company to build five new land drilling rigs capable of drilling both vertical and horizontal wells in the Fayetteville Shale. These new rigs have design features that are optimal for drilling in the Fayetteville Shale play. The first rig is expected to be completed in November 2005 with one additional rig delivered each month thereafter.

As of June 30, 2005, Southwestern held approximately 690,000 net undeveloped acres and controls approximately 125,000 net developed acres in the Fairway area of the Arkoma Basin that is held by conventional production.

Conventional Arkoma Program - Southwestern participated in 22 wells in its Ranger Anticline project area during the first six months of 2005, 16 of which were productive and six were in progress at June 30, 2005. The Ranger Anticline, located in Yell and Logan Counties, Arkansas, produces from the conventional Borum sands between 5,500 and 8,500 feet. Of the 22 wells, 15 are located in the core producing area of the field, four are located in the western expansion area Southwestern began developing in 2004, and three are in an eastern expansion area nine miles from the proven productive part of the field. The three wells drilled in the eastern expansion have penetrated pay in the Basham and Turner sands. Southwestern is currently obtaining rights-of-way and beginning construction of a gathering line to bring these wells on production. Additionally, during the quarter Southwestern participated in an outside-operated test between the core field area and the eastern expansion area. This well penetrated productive Borum sands and is now being tested.

East Texas - Through the first six months of 2005, Southwestern spudded 36 wells at its Overton Field in Smith County, Texas, bringing the total number of wells drilled in the field to 209 wells. The company's drilling success rate in the field since 2000 is 100%. A portion of the company's production at Overton during the first and second quarters of 2005 was curtailed due to pipeline repairs to a non-operated transmission line into which the company delivers a large portion of its gas production. The curtailment issues at Overton were resolved late in the second quarter, and current gross production from the field is approximately 100 MMcf equivalent per day, compared to a range of 80 to 90 MMcf equivalent per day while production was curtailed.

In addition to its Overton Field, Southwestern continues to be active in other areas in East Texas. In the last year, the company has acquired a total of 12,800 net undeveloped acres in four new areas primarily located in southern Nacogdoches county, referred to collectively as the Angelina River Trend. In 2005, the company has drilled four successful wells in this trend and expects to drill five more wells by the end of the year.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the extent of the company's success in drilling and completing horizontal wells, the company's ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation, lack of experience owning and operating drilling rigs, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the "SEC"). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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